                                                                      Exhibit 12
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                Statements of Ratio of Earnings to Fixed Charges
                                ($ in millions)


                                                              Twelve Months                        Twelve Months
                                                            Ended September 30,                 Ended December  31,
                                                       ----------------------------             -------------------

                                                            1995        1994       1994         1993      1992       1991      1990
                                                            ----        ----       ----         ----      ----       ----      ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes and Cumulative Effect of
 Accounting Change  . . . . . . . . . . . . . . . .        400.5       410.5       392.2      288.1      161.4   (1,205.8)    162.6

Adjustments:
  Interest during construction  . . . . . . . . . .            -           -           -          -          -       (3.4)    (10.0)
  Distributed (Undistributed) equity income . . . .         (9.4)       (1.4)       (0.9)      (0.1)      (0.1)      (2.4)      2.9
  Fixed charges   . . . . . . . . . . . . . . . . .         22.5        20.5        14.8      101.5       13.7      139.9     182.5
                                                          --------  ---------   ---------   --------  ---------  --------- ---------
    Earnings Available  . . . . . . . . . . . . . .        413.6       429.6       406.1      389.5      175.0   (1,071.7)    338.0
                                                          --------  ---------   ---------   --------  ---------  --------- ---------

Fixed Charges:
  Interest on long-term and short-term debt . . . .          0.4         0.7         0.7        3.1        4.9      112.4     170.6
  Other interest  . . . . . . . . . . . . . . . . .         22.1        19.8        14.1       98.4        8.8       27.6      10.5
                                                          --------  ---------   ---------   --------  ---------  --------- ---------
    Total Fixed Charges before Adjustments*,**  . .         22.5        20.5        14.8      101.5       13.7      140.0     181.1
                                                          --------  ---------   ---------   --------  ---------  --------- ---------

Adjustments:
  Gain/(Loss) on reacquired debt  . . . . . . . . .            -           -           -          -          -       (0.1)      1.4
                                                          --------  ---------   ---------   --------   --------  --------- ---------
    Total Fixed Charges . . . . . . . . . . . . . .         22.5        20.5        14.8      101.5       13.7      139.9     182.5
                                                          --------  ---------   ---------   --------   --------  --------- ---------

Ratio of Earnings Before Taxes to Fixed Charges . .        18.38       20.96       27.44       3.84       12.77    N/A(a)      1.85
                                                          ========  =========  ==========   ========   ========  ========= =========





(a) To achieve a one-to-one coverage, the Corporation would need an additional $1,211.6 million of earnings.

 * This amount excludes approximately $261 million interest expense not recorded in the twelve months ended September 30, 1995, $222 million interest expense not recorded in the twelve months ended September 30, 1994, $230 million, and $210 million, $204 million and $86 million of interest expenses not recorded for the twelve months ended 1994, 1993, 1992 and 1991. Reference is made to the Statements of Consolidated Income for the quarterly period ended September 30, 1995, as reported in Form 10-Q and to Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.


** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for each of the twelve months ended September 30, 1995 and September 30, 1994, respectively. Also excluded are $8.6 million, $8.6 million, $8.8 million and $6.7 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1993, 1992, 1991 and 1990, respectively.